UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 14, 2011

SureWest Communications
(Exact name of registrant as specified in its charter)

California	000-29660	68-0365195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Discretionary Cash Bonus Awards

On December 14, 2011, the Compensation Committee of SureWest Communications (the “Company”) awarded a discretionary cash bonus to the Company’s executive officers including its named executive officers (“NEO”), payable in December 2011.

In response to various competitive, regulatory and economic changes, management, upon approval from the Board of Directors, initiated numerous changes to the Company’s operating plan for 2011.  Although management believed these changes could negatively impact EBITDA for 2011, which was also the trigger for the payment of short-term incentive compensation, management also believed the operational changes would increase shareholder value over the long term as the Company continued to invest in its network and grow its Broadband segment.  As a result of these operational changes, the Company realized significant improvements in its financial and operational results, its shareholder return and other intangible benefits as outlined in greater detail below.

The Compensation Committee and the Board of Directors carefully reviewed the decision to award a discretionary bonus to the executive officers.  Among the criteria to award the discretionary bonus, the Committee and Board considered the following:

•                Increased total shareholder return 24% from January 4, 2010 to December 12, 2011;

•                Paid an $0.08 per share cash dividend for two quarters in 2011 and increased the declared dividend to $0.10 per share in the fourth quarter of 2011;

•                Increased consolidated revenue 3% year over year1;

•                Increased Broadband revenue by 9% year over year1;

•                Increased Broadband subscribers and RGUs in both residential and business segments;

•                Increased adjusted Free Cash Flow2 from the prior year;

•                Refinanced all of the outstanding long-term debt at more favorable terms; maintain one of the lowest leverage ratios in the industry at 2.4x EBITDA; and

•                Added 5,000 new homes to the 2011 capital plan, resulting in a total of 15,500 planned fiber home additions in its Kansas City market.

The discretionary cash bonuses (approximately 20% of the original short-term incentive plan target), awarded for payment to the NEO’s in December 2011, are as follows:

2011 Bonus
Steven C. Oldham, President and Chief Executive Officer	$98,000
Dan T. Bessey, Vice President and Chief Financial Officer	$24,000
Scott K. Barber, Vice President and Chief Operating Officer	$28,000
L. Scott Sommers, Senior Vice President, Finance and Corporate Development	$21,000
Edwin B. Butler, Vice President, Sales	$10,000

1 Based on year-over-year results Q3 2010 to Q3 2011.

2 Adjusted Free Cash Flow is a non-GAAP measure that represents net income (loss) plus depreciation and amortization expense less capital expenditures (excluding capital expenditures for network expansion).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Dan T. Bessey
Dan T. Bessey

Vice President and Chief Financial Officer

Date:  December 19, 2011